LA JOLLA COVE INVESTORS, INC.
                          1795 UNION STREET, 3RD FLOOR
                        SAN FRANCISCO, CALIFORNIA 94123
                            TELEPHONE: (415) 409-8703
                            FACSIMILE: (415) 409-8704
                            E-MAIL: 1JCI@PACBELL.NET
                              www.tjcinvestors.com

LA JOLLA                                                           SAN FRANCISCO

                                 April 16, 2003
                                       --


Mr. Nick VandenBrekel
Sequiam Corporation
300 Sunport Lane
Orlando, Florida 32809

Dear Nick:

This letter shall serve as an addendum to the following documents: 8 % Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and the Warrant to Purchase Common Stock, all dated March 5, 2003. Capitalized terms shall have the meaning set forth in the respective documents. The following changes and additions are hereby made and agreed upon:

     1. The second sentence of Section 3.1(a) of the Convertible Debenture is hereby amended to read as follows:

     "The number of Common Shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by eleven, minus the product of the Conversion Price multiplied by six and two-thirds times the dollar amount of the Debenture being converted, and the entire foregoing result shall be divided by the Conversion Price."

     2. The fixed price portion of the Conversion Price set forth in Section 3.1(a) of the Convertible Debenture is hereby amended from $0.50 to $1.50.

     3.     In  the  fifth  sentence  of  Section  3.1(a)  of  the  Convertible
Debenture,  "$0.50"  is  hereby  deleted  and  replaced  with  "$0.625".

     4.     The  following  sentence  is  hereby  added as the sixth sentence of
Section  3.1(a)  of  the  Convertible  Debenture:

     "If the Holder elects to convert a portion of the Debenture and, on the day that the election is made, the Market Price is $0.625 or below and the Company does not prepay that portion of the Debenture that Holder elected to convert, the Company shall have the right to limit the number of Common Shares that Holder receives upon conversion to the amount of the Debenture being converted divided by the Conversion Price."

     5. The first sentence of the second paragraph of the Warrant to Purchase Common Stock is hereby amended to read as follows:

     "The Company hereby grants to Holder the right to purchase 2,000,000 shares of the Company's Common Stock (the "Shares" or "Warrant Shares)."


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     6.     Section  1.4  of  the  Warrant  to  Purchase  Common Stock is hereby amended  to  read  as  follows:

     "The Exercise Price is $1.50."

     7. The second paragraph of the letter agreement between the parties dated March 5, 2003 is hereby amended to read as follows:

     "Beginning the first full calendar month following the effective date of the registration statement, LJCI shall each calendar month, at the option of the Company, convert at least five percent (5%) of the original Principal Amount of the Debenture and, provided that the Market Price is above $0.625, shall simultaneously with the conversion of the Debenture at any time, exercise the Warrants at the rate of at least 10 times the dollar amount of the Debenture being converted divided by 1.5, provided that the Common Shares are available, registered and freely tradable. In the event that LJCI breaches the provision to convert at least five percent (5%) of the original Principal Amount of the Debenture and exercise the related Warrants, LJCI shall not be entitled to collect interest on the Debenture for that month. LJCI shall not have the right to convert the Debenture or exercise the Warrants unless the Common Shares to be issued upon conversion or exercise are available, registered and freely tradable. Except for the previous sentence, the parties acknowledge that this provision does not in any way allow the Company to prevent LJCI from converting the Debenture and exercising the related Warrants.''

     8. At the time that the Debenture has been fully converted and all of the Warrants have been exercised in full, the Company agrees to issue additional warrants to LJCI in an amount equal to 6,600,000 minus the number of shares issued to LJCI pursuant to the Debenture and Warrants. The additional warrants will have an exercise price of $1.50 per share and the expiration date of the additional warrants will be 3 years from the date of issuance. Notwithstanding the foregoing, if the Company repays the Principal Amount of the Debenture pursuant to the terms of the Debenture, or VandenBrekel or Mroczkowski purchase the Debenture under the Put and Call Agreement, then the Warrant and the right to additional warrants set forth above shall terminate.



Sincerely,


Travis W. Huff
Portfolio Manager

Acknowledged and agreed to:

Sequiam Corporation


By:
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Title:
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